Exhibit 99.1

mwe.com Timothy Hoeffner Attorney at Law thoeffner@mwe.com +1 212 547 5595

December 19, 2020

VIA EMAIL

James C. Roumell

Roumell Asset Management, LLC

2 Wisconsin Circle, Suite 640

Chevy Chase, MD 20815

jroumell@roumellasset.com

Re:	Roumell Asset Management/Enzo Biochem, Inc.

Dear Mr. Roumell:

We write on behalf of Enzo Biochem, Inc. (“Enzo” or the “Company”) in response to your letter on behalf of Roumell Asset Management, LLC (“Roumell”), dated December 18, 2020 (the “Response”). The Response fails to address the merits of Enzo’s letter and appears to be nothing more than posturing for purposes of filing a Schedule 13D.

Your letter misreads the very clear limitations of New York Law. New York Business Corporations Law (“NYBCL”) Section 624(b) provides, in relevant part that “[a]ny person who shall have been a shareholder of record of a corporation upon at least five days’ written demand shall have the right to examine in person or by agent or attorney, during usual business hours, its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom for any purpose reasonably related to such person’s interest as a shareholder.” (emphasis added). It provides for access to nothing more. Accordingly, Enzo will make available for inspection and copying its “record of shareholders” during usual business hours at the office of Michael Fein of Kingsdale Advisors, 745 Fifth Avenue, Suite 500, New York, NY 10151. Please advise me of a day that works for your review this week. Mr. Fein and his team can be available as early as Monday morning at 10:30 am. The cost for the shareholder list, which we have obtained to satisfy your request is $1000, which may be satisfied by a check to Kingsdale. We note also that the Company’s Articles of Incorporation and the By-Laws, which you request, are publicly available on Enzo’s website.

With respect to Roumell’s changes to the Non-Disclosure Agreement (“NDA”), Enzo accepts the changes made therein and has enclosed a fully executed copy of the NDA.

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340 Madison Avenue New York NY 10173-1922 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.

James C. Roumell

December 19, 2020

Should you have questions regarding the foregoing, please contact me at (212) 547-5595.

Sincerely,

/s/ Timothy E. Hoeffner

Timothy E. Hoeffner